                                                                   Exhibit 10.30
                                                                   -------------

                             EMPLOYMENT AGREEMENT

       AGREEMENT, made as of February 26, 2001, by and between Adaptive Broadband Corporation (the "Company"), a Delaware corporation, and Kenneth J. Wees ("Executive").

                                    RECITALS
                                    --------

     The Company desires to retain the employment of Executive to serve as the Vice President, General Counsel and Secretary of the Company. In order to induce Executive to remain employed by the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

     Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

It is therefore hereby agreed by and between the parties as follows:

     1.   Employment.
          -----------

     1.1 The Company agrees to employ Executive as its Vice President, General Counsel and Secretary. Executive shall report to the Company's President and Chief Executive Officer (the "CEO") and shall have the customary powers, responsibilities and authorities of a Vice President, General Counsel and Secretary.

     1.2 Executive hereby agrees to devote substantially all of his full working time and efforts to the performance of services, duties and responsibilities in connection with his position as Vice President, General Counsel and Secretary. Executive shall perform such duties and exercise such powers, commensurate with his position, as the CEO shall from time to time delegate to him.

     2.   Term of Employment. Executive's term of employment under this
          -------------------
Agreement shall commence on the date of this Agreement, and Executive and the Company agree and acknowledge that Executive's employment with the Company constitutes "at-will" employment and that this Agreement may be terminated at any time by a) the Company; provided, however, that any and all compensation and benefits due the Executive as a result of such termination by the Company under this Agreement, shall be then provided to the Executive by the Company or b) Executive.

     3.   Compensation.
          ------------

     3.1 The Company shall pay Executive a base salary ("Base Salary") at the rate of $230,000 per annum for the fiscal year during which this Agreement is adopted by the parties. Base Salary shall be adjusted at the discretion of the CEO but in no event shall Base Salary be reduced, and shall constitute "Base Salary" hereunder. Base Salary shall be payable in accordance with the ordinary payroll practice of the Company.

     3.2  Annual Bonus.  In addition to his Base Salary, the Company shall pay
          ------------
to Executive an annual cash bonus (the "Bonus") during the term of his employment hereunder equal to a percentage of Executive's Base Salary (the "Target Bonus"), provided, however, that with respect to the fiscal year 2001 of the Company, Executive shall receive a Bonus equal to the sum of (a) $45,281with respect to the first quarter of fiscal year 2001 (payable in the next payroll after March 31, 2001), and (b) a target amount equal to thirty-five percent (35%) of Base Salary, with the actual amount calculated in accordance with the terms of a specific incentive plan to be agreed upon by the CEO and Executive, with respect to the last three quarters of fiscal year 2001 (payable as soon as practicable after the end of the fiscal year 2001). The Bonus for each additional fiscal year of the Company will be based on performance targets as may be established by the CEO pursuant to the Company's annual incentive plan (payable as soon as practicable after the end of each such additional fiscal year); provided, however, that Executive's Target Bonus for each additional fiscal year of the Company will not be less than thirty-five percent (35%) of Base Salary.

     3.3  Compensation Plans and Programs.  Executive shall be eligible to
          -------------------------------
participate in any compensation plan or program maintained by the Company from time to time in which other senior executives of the Company participate on terms that are comparable to those applicable to such other senior executives.

     4.   Employee Benefits.
          -----------------

     4.1  Employee Benefit Programs, Plans and Practices.  The Company shall
          ----------------------------------------------
provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his position in the Company from time to time and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

     4.2  Personal Time Off.  Executive shall be entitled to paid personal time
          -----------------
 off in each calendar year, including sick leave, which shall be taken at such times as are consistent with Executive's responsibilities hereunder.

     5.   Expenses.  Executive is authorized to incur reasonable expenses in
          --------
carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized (consistent with the Company's policy) accounts of such expenditures.

     6.   Termination of Employment
          -------------------------

     6.1  Termination by the Company Without Cause Or By Executive For Good
          -----------------------------------------------------------------
Reason.   (a) The Company may terminate Executive' s employment at any time for
------
any reason. If Executive's employment is terminated by the Company without Cause (as defined in Section 6.4(b) hereof) or by Executive for Good Reason (as defined in Section 6.4(c) hereof), Executive shall receive such payments, if any, under applicable plans or programs to which he is entitled pursuant to the terms of such plans or programs. In addition, Executive shall be entitled to receive the following:

     (i) an amount equal to one (1) times the Executive's Base Salary at the annual rate as of the date of the termination of Executive's employment (the "Termination Date"), which amount shall not be less than $230,000, payable over the one (1) year period following the Termination Date in accordance with the normal payroll practices of the Company;

     (ii) a cash lump sum payment in respect of (x) accrued but unused personal time off days (the "PTO Payment"), (y) compensation earned but not yet paid (including any deferred Bonus payments) (the "Compensation Payment") and (z) reasonable expenses incurred under Section 5 but not yet reimbursed (the "Expense Payment");

     (iii) an amount paid in lieu of continuation of employee benefits equal to $553.85 per week, payable in accordance with the normal payroll practices of the Company over the one (1) year salary continuation period in section 6.1(a)(i) above;

     (iv) acceleration of the vesting of one hundred percent (100%) of the unvested portion of Executive's stock options;

          (v) the right to exercise Executive's stock options for a period of one year following the Termination Date; and

          (vi) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until the Termination Date and the denominator of which is 365, provided, however, that with respect to the fiscal year 2001 of the Company, such Target Bonus shall be equal to the sum of $45,281, plus $60,375 times the fraction, the numerator of which is the number of days from April 1, 2001, until the Termination Date and the denominator of which is 274.

     (b) The payments due to Executive pursuant to Section 6.1(a)(ii) above shall be paid by the Company to Executive within 10 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

     (c)  The payments due to Executive pursuant to Sections 6.1(a)(i),
(iii) and (vi) above shall not be made, and the rights set forth in Sections 6.1(a)(iv) and (v) above shall not begin, unless and until the Company has received from executive an executed, effective General Release, dated on or after the Termination Date, substantially as set forth in Exhibit A to this Agreement. (Such General Release may be modified by the Company to reflect certain state or local laws, statutes, codes or regulations which specifically apply to Executive.)

     6.2  Permanent Disability. If the Executive becomes totally and Permanently
          --------------------
Disabled (as defined herein) for one hundred eighty (180) consecutive days in any three hundred sixty-five (365) day period, the Company or Executive may terminate Executive's employment by written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

     (a) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement, which the Company maintains during the term hereof;

     (b ) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365, provided, however, that with respect to the fiscal year 2001 of the Company, such Target Bonus shall be equal to the sum of $45,281, plus $60,375 times the fraction, the numerator of which is the number of days from April 1, 2001, until the Termination Date and the denominator of which is 274;

     (c)  the PTO Payment, the Compensation Payment. and the Expense Payment;
and
     (d) such payments under applicable plans or programs to which he is entitled pursuant to the terms of such plans or programs.

   For purposes of this Section 6.2, "Permanent Disability" shall be defined as
(i) Executive's inability, by reason of physical or mental illness or other cause, to substantially perform Executive' s duties, responsibility or obligations hereunder or (ii) disability as that term is defined in any disability insurance policy of the Company in effect at the time in question.

       6.3  Death. In the event of Executive's death during the term of his
            ------
employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

       (a) the Target Bonus in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365, provided, however, that with respect to the fiscal year 2001 of the Company, such Target Bonus shall be equal to the sum of $45,281, plus $60,375 times the fraction, the numerator of which is the number of days from April 1, 2001, until the termination Date and the denominator of which is 274;

       (b) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;

       (c) the PTO Payment, the Compensation Payment, and the Expense Payment;
and

          (d) such payments under applicable plans or programs to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

          6.4  Termination By the Company for Cause Or By Executive Without Good
               -----------------------------------------------------------------
Reason.  (a) The Company shall have the right to terminate the employment of
------
Executive for Cause, as hereinafter defined. In the event that Executive's employment is terminated by the Company at any time for Cause or by Executive without Good Reason (other than as a result of the Executive's Permanent Disability, Death or for Good Reason, as defined herein), notwithstanding any other provision in this Agreement, the Executive shall be entitled to the Compensation Payment, the PTO Payment, and the Expense Payment, and shall not be entitled to any further compensation or benefits hereunder including, without limitation, the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs.

          (b) As used herein, the term "Cause" shall be limited to (i) willful misconduct by Executive in connection with his employment which results in a demonstrable material injury to the Company, or (ii) the Executive's conviction of, or plea of nolo contendere to, a felony involving moral
               ---- ----------
turpitude. Termination of the Executive for Cause shall be made by delivery to the Executive of a written notice, after 30 days prior written notice to the Executive specifying the basis for such termination and the particulars thereof and a reasonable opportunity for the Executive to cure or otherwise, finding that in the reasonable judgment of the Board, the conduct or event set forth in any of clauses (i) or (ii) above has occurred and that such occurrence warrants the Executive's termination. Notwithstanding the foregoing, in no event shall the Company initiate a termination for Cause in the event that the Executive has provided the Company with written notice of his termination of employment for Good Reason.

          (c) As used herein, the term "Good Reason" shall be limited to the following:
          (i) any adverse diminution in the Executive's duties or responsibilities with the Company as defined in paragraph 1.1 above;

          (ii) any reduction in the Executive's Base Salary, Target Bonus or benefit, personal time off or other compensation plans, programs or practices;

          (iii) any requirement that Executive be based at a location more than thirty-five (35) miles from the location at which the Executive was based as of the date of this Agreement (or a substantial increase in the amount of travel Executive is required to do because of a relocation of the executive offices);

          (iv) any adverse change in Executive's reporting obligations, which includes any change that results in Executive ceasing to report directly to the CEO;
          (v) any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to the Executive to assume and perform this Agreement, as contemplated by Section 10 hereof; or

          (vi)  any breach by the Company of a material term of this Agreement.

          6.5 Termination By Executive Upon a Change In Control.   (a) If
              --------------------------------------------------
Executive's employment is terminated as set forth in this Section 6.5 as a Termination Upon a Change in Control (as defined in Section 6.5(c)(v) hereof), Executive shall receive such payments, if any, under applicable plans or programs to which he is entitled pursuant to the terms of such plans or programs. In addition, Executive shall be entitled to receive the following:

     (i) payments equal to the Executive's Base Salary at the weekly rate as of the Termination Date, which amount shall not be less than $4,423 per week, plus $553.85 in lieu of continuation of employee benefits, payable over the 104 week period following the Termination Date in accordance with the normal payroll practices of the Company, provided, however, that if Executive begins regular employment prior to the expiration of such 104 week period, then such payments shall end as of the later of (X) the date of the beginning of such regular employment or (Y) 52 weeks after the Termination Date;

     (ii) the payments and rights set forth in Sections 6.1(a)(ii), 6.1(a)(iv), 6.1(a)(v) and 6.1(a)(vi).

          (b) The payments due to Executive pursuant to Section 6.1(a)(ii) shall be paid as set forth in Section 6.1(b). The payments due to Executive pursuant to Sections 6.5(a)(i) and 6.1(a)(vi) shall not be made, and the rights set forth in Sections 6.1(a)(iv) and 6.1(a)(v) shall not begin, unless and until the Company has received the General Release as set forth in Section 6.1(c). Upon receipt of such General Release, payments due to Executive pursuant to Section 6.5(a)(i) shall be made in arrears for any period of time between the Termination Date and the time of receipt of such General Release.

       (c) or the purposes of this Section 6.5, the following terms shall have the meanings set forth below:

       (i) A "Change in Control" shall occur if (W) any Person (as defined in Section 2(a)(2) of the Securities Act of 1933, as amended) other than the Company, is or becomes the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company), of thirty percent (30%) or more of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors; or (X) the Company sells, leases or exchanges all or substantially all of its property and assets under Section 271 of the General Corporation Law of the State of Delaware; or (Y) Continuing Directors cease to constitute at least a majority of the Board; or (Z) a majority of the Outside Directors determine that a Change in Control has occurred.

       (ii) "Continuing Directors" shall mean the members of the Board in office on February 1, 2001, and any successor to any such director whose nomination or selection was approved by a majority of the directors in office at the time of the director's nomination or selection and who is not an "affiliate" or "associate" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any person who is the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company), of 10% or more of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

       (iii) "Outside Director" means a member of the Board who is not, and who during the past six months was not, an employee or officer of the Company.

       (iv)    "Good Reason" is defined in Section 6.4(c) hereof.

       (v) A "Termination Upon a Change in Control" means (X) a termination by Executive for Good Reason within one year following a Change in Control; or
(Y) declination by Executive of an offer of employment from the Company, or the Company's successor, for Good Reason at or in anticipation of a Change in Control, if Executive would not have been permitted to retain Executive's existing position; or (Z) termination of Executive's employment by the Company or the Company's successor within one year following a Change in Control other than a Termination for Cause or a termination resulting from Executive's death or Permanent Disability.

       (d) In the event that a Termination Upon a Change in Control has occurred, Executive shall have the option to receive the payments pursuant to Sections 6.1(a)(i) and (ii), or to receive the payments pursuant to Section 6.5(a)(i), but in no event both Sections 6.1(a)(i) and (ii), and Section 6.5(a)(i). The exercise of such option shall be made in writing to the Company within thirty (30) days of the Termination Date, and if no such option is so exercised, then executive shall receive the payments pursuant to Section 6.5(a)(i).

       (e) This Section 6.5 shall expire and shall have no further effect unless a Change in Control or a Termination Upon a Change in Control has occurred on or prior to December 31, 2001.

       7.      Mitigation of Damages: Excise Tax Gross-Up.  (a) Executive shall
               ------------------------------------------
not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

       (b)     Golden Parachute Excise Tax Gross-Up. In the event that the
               ------------------------------------
severance and other benefits provided for in this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Unless the Company and the Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section shall be made in writing by the accountants. In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the accountants reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this Section, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and the Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section. As used in this Section, "the accountants" shall mean the Company's independent accountants who audit the Company's financial statements, working together with the Executive's accountants.

       8. Notices. All notices or communications hereunder shall be in writing,
          --------
addressed as follows:

          To the Company:

               Adaptive Broadband Corporation
               1143 Borregas Ave.
               Sunnyvale, California 94089
               Attention: President and Chief Executive Officer

          To Executive:

               Kenneth J. Wees
               At the most recent address listed in the personnel files of the Company.

Any such notice or communication shall be delivered by hand, by telecopy (with machine confirmation) or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

       9.  Separabilitv: Legal Fees.  If any provision of this Agreement shall
           ------------------------
be declared to be invalid or unenforceable. in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In the event of any dispute with respect to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and other costs and expenses incurred in resolving such dispute.

       10. Assignment. This contract shall be binding upon and inure to the
           ----------
benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, and the

Company shall require such successor to expressly agree to assume the obligations of the Company hereunder.

       11. Amendment. This Agreement may only be amended by written agreement of
           ----------
the parties hereto.

       12. Beneficiaries: References. Executive shall be entitled to select
           -------------------------
(and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicia1 determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

       13. Survivorship. The respective rights and obligations of the parties
           ------------
hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

       14. Governing Law. This Agreement shall be construed, interpreted and
           -------------
governed in accordance with the laws of the State of California without reference to rules relating to conflicts of law, for purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper .

       15. Effect of Prior Agreements. This Agreement contains the entire
           --------------------------
understanding between the parties hereto with respect to the subject matter hereof, and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive with respect to the subject matter hereof, including without limitation that certain Severance Agreement dated March 1, 2000.

       16. Withholding. The Company shall be entitled to withhold from payment
           -----------
any amount of withholding required by law.

       17. Counterparts. This Agreement may be executed in two or more
           ------------
counterparts, each of which will be deemed an original.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ADAPTIVE BROADBAND CORPORATION


By  /s/ Daniel L. Scharre
    ---------------------
Name:   Daniel L. Scharre
Title:  President and Chief Executive Officer


EXECUTIVE:


/s/ Kenneth J. Wees
--------------------------
Name:  Kenneth J. Wees

                                   Exhibit A


                                GENERAL RELEASE

I hereby release, acquit and forever discharge Adaptive Broadband Corporation (the "Company"), and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this General Release, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the conclusion of that employment, claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorney's fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the federal Age Discrimination and Employment Act of 1967, as amended and as set forth below; the Employee Retirement Income Security Act; the Equal Pay Act; California Fair Employment and Housing Act; California Labor Code; tort law; contract law; or the law of wrongful discharge, discrimination, harassment, fraud, misrepresentation, defamation, libel, emotional distress, and breach of the implied covenant of good faith and fair dealing. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. I agree that in the event I bring a claim covered by this release in which I seek damages against Adaptive Broadband Corporation or in the event I seek to recover against Adaptive Broadband Corporation in any claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such claims. However, nothing in this General Release releases, acquits or discharges any entity from any obligations to me for payments or other consideration set forth specifically in my Employment Agreement with the Company.

ADEA Waiver and Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this General Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this General Release; (c) I have forty-five (45) days to consider this General release (although I may choose to voluntarily execute this General Release earlier); (d) I have seven (7) days following the execution of this General Release to revoke the General Release; and (e) this General Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this General Release is executed by me.

     Acknowledgment of Release. I UNDERSTAND THAT THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company, its affiliates, and the entities and persons specified above.

Executive


By: /s/ Kenneth J. Wees
    ------------------------
Name:  Kenneth J. Wees
Date:  February 26, 2001